As filed with the Securities and Exchange Commission on December 11, 2017

Registration No. 333-38667

Registration No. 333-51780

Registration No. 333-105142

Registration No. 333-143805

Registration No. 333-192142

Registration No. 333-200034

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-38667

FORM S-8 REGISTRATION STATEMENT NO. 333-51780

  FORM S-8 REGISTRATION STATEMENT NO. 333-105142

  FORM S-8 REGISTRATION STATEMENT NO. 333-143805

  FORM S-8 REGISTRATION STATEMENT NO. 333-192142

  FORM S-8 REGISTRATION STATEMENT NO. 333-200034

UNDER

THE SECURITIES ACT OF 1933

NUMEREX CORP.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	11-2948749
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

400 Interstate North Parkway SE

Suite 1350

Atlanta, Georgia 30339

(770) 693-5950

(Address, including ZIP Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Numerex Corp. Amended and Restated 1994 Employee Stock Option Plan

Numerex Corp. Amended and Restated 1994 Stock Option Plan for Non-Employee Directors

Numerex Corp. 1999 Long-Term Incentive Plan

Numerex Corp. Employee Stock Purchase Plan

Numerex Corp. 2006 Long Term Incentive Plan

Numerex Corp. 2014 Stock and Incentive Plan

(Full Title of Plans)

Kenneth Gayron

Interim Chief Executive Officer and Chief Financial Officer

400 Interstate North Parkway SE

Suite 1350

Atlanta, Georgia 30339

(770) 693-5950

(Name, Address, including ZIP Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.   ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by Numerex Corp., a Pennsylvania corporation (“Numerex”), on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-38667, originally filed with the Securities and Exchange Commission (the “SEC”) on October 24, 1997, which registered the offer and sale of 810,000 shares of Class A Common Stock, no par value, of Numerex (“Shares”) issuable pursuant to (i) the Numerex Corp. Amended and Restated 1994 Employee Option Plan; and (ii) the Numerex Corp. Amended and Restated 1994 Stock Option Plan for Non-Employee Directors;

•

Registration Statement No. 333-51780, originally filed with the SEC on December 13, 2000, which registered the offer and sale of 1,652,823 Shares issuable pursuant to (i) the Numerex Corp. Amended and Restated 1994 Employee Stock Option Plan; (ii) the Numerex Corp. Amended and Restated 1994 Stock Option Plan for Non-Employee Directors; and (iii) the Numerex Corp. 1999 Long-Term Incentive Plan;

•

Registration Statement No. 333-105142, originally filed with the SEC on May 9, 2003, which registered the offer and sale of 500,000 Shares issuable pursuant to the Numerex Corp. Employee Stock Purchase Plan;

•

Registration Statement No. 333-143805, originally filed with the SEC on June 15, 2007, which registered the offer and sale of 750,000 Shares issuable pursuant to the Numerex Corp. 2006 Long Term Incentive Plan;

•

Registration Statement No. 333-192142, originally filed with the SEC on November 7, 2013, which registered the offer and sale of 750,000 Shares issuable pursuant to the Numerex Corp. 2006 Long Term Incentive Plan; and

•

Registration Statement No. 333-200034, originally filed with the SEC on November 11, 2014, which registered the offer and sale of 3,332,886 Shares issuable pursuant to the Numerex Corp. 2014 Stock and Incentive Plan.

Numerex is filing this Post-Effective Amendment to the Registration Statements to withdraw and remove any unissued and unsold securities issuable by Numerex pursuant to the above-referenced Registration Statements.

On December 7, 2017, pursuant to the consummation of the previously announced Agreement and Plan of Merger, dated as of August 2, 2017 (as amended from time to time, the “Merger Agreement”), by and among Sierra Wireless, Inc. (“Sierra Wireless”), Wireless Acquisition Sub, Inc. (“Merger Sub”) and Numerex, Merger Sub merged with and into Numerex (the “Merger”), with Numerex surviving the Merger as a wholly-owned subsidiary of Sierra Wireless.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Numerex has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with an undertaking made by Numerex in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, Numerex hereby removes and withdraws from registration all such securities of Numerex registered under the Registration Statements that remain unsold as of the date this Post-Effective Amendment.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was filed as Annex A to the Definitive Proxy Statement filed by Numerex on October 31, 2017 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on December 11, 2017. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

NUMEREX CORP.

By:	/s/ Kenneth Gayron
	Name:	Kenneth Gayron
	Title:	Interim Chief Executive Officer and Chief Financial Officer